STEWART INFORMATION SERVICES CORPORATION
STOCK UNIT AWARD AGREEMENT
THIS STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) is hereby granted as of March 10, 2021 (the “Grant Date”) by Stewart Information Services Corporation, a Delaware corporation (the “Company”), to Steven M. Lessack (the “Participant”) pursuant to the Stewart Information Services Corporation 2020 Incentive Plan (the “Plan”), subject to the terms and conditions set forth therein and as set out in this Award Agreement. Capitalized terms used herein shall, unless otherwise required by the context, have the meaning ascribed to such terms in the Plan.
By action of the Committee, and subject to the terms of the Plan, the Participant is hereby granted Stock Units (the “Units”), each of which represent a contractual right that entitles the Participant potentially to receive a share of the Company’s Common Stock (each, a “Share”), provided all of the conditions for settlement of the Units have been satisfied, subject to the Plan and to the restrictions and risks of forfeiture as set forth in this Award Agreement.
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Award Agreement, the Company and the Participant agree as follows:
1.Grant. The Company grants to the Participant, upon the terms and conditions set forth in this Award Agreement and as set forth in the Plan 4,695 Units.
2.Vesting and Forfeiture.
a.Any Units that are not vested as of the date of the Participant’s termination of employment for any reason shall be automatically forfeited without any further action required to be taken by the Participant or the Company.
b.All Units shall become vested on the first anniversary of the Grant Date (the “Vesting Date”).
The vesting of the Participant’s Units, as set forth above, shall only occur if the Participant has remained continuously employed through the relevant Vesting Date.
c.Notwithstanding any other provision of this Award Agreement, in the event the Participant is terminated in connection with a Change in Control, the Participant shall be vested in the number of Units set forth in Section 1 as of the date of the Participant’s termination of employment.
d.Special Pro-Rata Vesting. The Units (if not already vested under any other provision of this Award Agreement) shall be vested pursuant to this Section 2(d) immediately prior to the Participant’s termination of employment under any of the following circumstances (“Special Vesting Termination Events”):
i.Termination of the Participant’s employment due to Executive’s death;

ii.Termination of the Participant’s employment due to Executive’s Disability;
iii.Termination of the Participant’s employment by the Company without Cause;
iv.Termination of the Participant’s employment by the Participant for Good Reason (if the Participant’s employment agreement has provisions for severance pay benefits in such circumstances).
In order for the Participant to be eligible for special pro-rata vesting under this Section 2(d), the Participant must have been continuously employed for at least twenty-five percent (25%) of the period covered by the vesting schedule set forth in Section 2(a), unless stated otherwise under the terms of the Participant’s Employment Agreement, and the Participant must execute and not, thereafter, revoke, a full release of all claims that Executive may have against the Company, its Subsidiaries and affiliates, and all of their respective officers, employees, directors, and agents, and that shall include the Participant’s agreement not to disparage the Company and not to divulge any of the Company’s confidential information, in a form acceptable to the Company in a form satisfactory to the Committee (the “Release”).
e.Calculation of Special Pro-Rata Vesting. If the Participant is eligible for special pro-rata vesting under Section 2(d), vesting shall be calculated as follows:
i.Special Pro-rata Vesting shall be based on semi-annual time increments (e.g. 6, 12, 18, 24, 30 or 36 months) with time worked during the applicable incentive period rounded up to the nearest semi-annual time increment. For example, if Executive worked (6) months and four (4) days during the applicable incentive period, the semi-annual time increment will be 12 months. The calculation of Special Pro-Rata Vesting shall be determined by dividing the semi-annual time increment by the total months in the performance period.
ii.By way of hypothetical example only: (1) if Executive shall experience a Special Vesting Termination Event after having worked exactly 24 months of a 36-month incentive program, Executive would receive 66.67% of the applicable LTI Award. Alternatively, (2) if Executive shall experience a Special Vesting Termination Event after having worked 24 months and 1 day of a 36-month incentive program, Executive would receive 83.33% of the applicable LTI Award. The formula for calculating Special Pro-Rata Vesting based on the foregoing hypothetical examples is as follows:
Example 1: (24 / 36) = 66.67%
Example 2: (30 / 36) = 83.33%
i.The time of payment of LTI Awards subject to Special Pro-Rata Vesting shall occur as provided in the applicable LTI Awards.

f.Voluntary Retirement. Notwithstanding anything in this Section 2 to the contrary, the Participant’s Units shall be fully vested if the Participant is eligible to resign from employment with the Company and have that resignation treated as a Voluntary Retirement (as that term is defined in the Stewart Information Services Corporation Executive Voluntary Retirement Plan, or “EVRP”), provided the Participant satisfies all of the requirements of the EVRP to receive benefits under that plan.
3.Settlement of Vested Units. Vested Units shall generally be settled on or as soon as practicable following the Vesting Dates set forth in Section 2(b), and shall be settled by the delivery of Shares corresponding to the portion of the Units that are indicated as being vested on each of the Vesting Dates. Notwithstanding anything herein to the contrary, the accelerated vesting of Units that may occur based on the circumstances of the Participant’s termination of employment, or eligibility for Voluntary Retirement, shall not have any impact on the settlement date for the Units, so that no acceleration of settlement or payment occurs as a result of any such change in vesting. Settlement of Units shall be contingent on the Participant making appropriate arrangements for payment of amounts required to be withheld for federal, state and local income and wage taxes, and the Company shall also have the right to withhold or cancel Units or Shares that are otherwise to be delivered on settlement of Units so as to enable the Company to comply with its withholding obligations (and any such cancellation of withholding of Units or Shares shall be deemed to be a taxable distribution of Shares and a repurchase of such Shares for federal income tax purposes at the time that occurs). In addition, in the event any dividends are paid to shareholders during the period following the Grant Date and up to the delivery of any Shares, the Participant shall be entitled to a payment, at the same time the Shares are delivered to the Participant, equal to the amount that would have been paid as dividends to the Participant had the Participant held the Shares during that period (“Dividend Equivalents”). The Committee shall have the right to determine whether the Dividend Equivalents shall be paid in cash or in the form of a distribution of additional shares of Common Stock having the same value and to determine whether to deem such dividends to have been reinvested in shares at the time the dividends were paid.
4.Status of Units and Certain Tax Matters. The Units subject to this Award Agreement are only a contractual right of the Participant potentially to receive Shares corresponding to the number of Units granted to the Participant. As a consequence, the Units do not constitute property for purposes of Code Section 83. As a consequence, the Participant will be taxable for federal income tax purposes on the value of the Shares distributed to the Participant at the time the Shares are distributed, and not at the time the Units vest. Notwithstanding the foregoing, the value of the Units is treated as creating a form of nonqualified deferred compensation to which Code Sections 409A and 3121(v) are applicable. As a consequence, the value of the Units is subject to certain wages taxes (for Social Security and Medicare) at the time of vesting and the Company shall be entitled to cancel vested Units as a means to cover the Company’s wage withholding obligations that arise on vesting. Vesting is not, however, intended generally to be a taxable event for purposes of federal income taxation or Code Section 409A. Because the time of settlement or payment is, in all cases, fixed by reference to a specified schedule of payments that is not subject to acceleration, except for the cancellation of Units for withholding purposes, which is permissible under Code Section 409A, all requirements of Code Section 409A are intended to be met, and this Award Agreement shall be interpreted in a manner consistent with the Company’s intent to satisfy all applicable requirements of Code Section 409A.
5.Employment. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to be continued as an employee of the Company or interfere in any way with the right of the Company to remove the Grantee as an employee at any time for any cause.
6.Binding Effect. This Award Agreement shall be binding upon and shall inure to the benefit of any successor of the Company, but except as provided above, the Shares subject to this Award Agreement shall not be assigned or otherwise disposed of by the Participant.
7.The Plan. This Award Agreement is subject to the terms and conditions of the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control.
IN WITNESS WHEREOF, this Award Agreement, effective March 10, 2021, has been entered into and executed on this day of March 16, 2021.

STEWART INFORMATION SERVICES CORPORATION
By: /s/ Frederick H. Eppinger
Its Chief Executive Officer

ACKNOWLEDGED
By: /s/ Steven M. Lessack
PARTICIPANT